Exhibit 4.2

Twelfth Supplemental Indenture

between

Reinsurance Group of America, Incorporated

and

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

Dated as of March 3, 2026

6.375% Fixed-Rate Reset Subordinated Debentures due 2056

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EXHIBIT A—FORM OF DEBENTURE	A-1

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THIS TWELFTH SUPPLEMENTAL INDENTURE, dated as of March 3, 2026 (this “Twelfth Supplemental Indenture”), between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company”), having its principal executive office at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017 and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), having its corporate trust office at 601 Travis Street, 16th Floor, Houston, Texas 77002, supplementing the Indenture, dated as of August 21, 2012, between the Company and the Trustee (the “Base Indenture” and, together with this Twelfth Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company executed and delivered the Base Indenture to the Trustee to provide for the issuance from time to time by the Company of its debentures, notes, bonds or other evidences of indebtedness (hereinafter generally called the “Debt Securities”) to be issued in one or more series as provided in the Base Indenture, in an unlimited aggregate principal amount that may be authenticated and delivered as provided in the Base Indenture;

Pursuant to the terms of this Twelfth Supplemental Indenture, the Company desires to provide for the establishment of a new series of Debt Securities to be known as the 6.375% Fixed-Rate Reset Subordinated Debentures due 2056 (the “Debentures”), the form and substance of such Debentures and the terms, provisions and conditions thereof to be as set forth in the Indenture;

Pursuant to Section 3.1 of the Base Indenture, a new series of Debt Securities may at any time be established in or pursuant to a Board Resolution, an Officers’ Certificate or one or more indentures supplemental to the Base Indenture; and

The Company has requested that the Trustee execute and deliver this Twelfth Supplemental Indenture. All requirements necessary to make this Twelfth Supplemental Indenture a valid instrument in accordance with its terms (and to make the Debentures, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this Twelfth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS TWELFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Debentures by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Debentures, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms

Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Twelfth Supplemental Indenture;

(b) a term defined anywhere in this Twelfth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article of this Twelfth Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation; and

(f) the following terms have the following meanings:

“5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056” means the Company’s 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056 issued pursuant to the Indenture, dated as of August 21, 2012, between the Company and the Trustee, as supplemented and amended by the Fourth Supplemental Indenture, dated as of June 8, 2016, between the Company and the Trustee.

“7.125% Fixed-Rate Reset Subordinated Debentures due 2052” means the Company’s 7.125% Fixed-Rate Reset Subordinated Debentures due 2052 issued pursuant to the Indenture, dated as of August 21, 2012, between the Company and the Trustee, as supplemented and amended by the Seventh Supplemental Indenture, dated as of September 23, 2022, between the Company and the Trustee.

“6.650% Fixed-Rate Reset Subordinated Debentures due 2055” means the Company’s 6.650% Fixed-Rate Reset Subordinated Debentures due 2055 issued pursuant to the Indenture, dated as of August 21, 2012, between the Company and the Trustee, as supplemented and amended by the Tenth Supplemental Indenture, dated as of March 3, 2025, between the Company and the Trustee.

“Additional Interest” means the interest, if any, that shall accrue on any interest on the Debentures the payment of which has not been made on the applicable Interest Payment Date.

“Base Indenture” has the meaning set forth in the Recitals.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Trustee is closed for business.

“Calculation Agent” means, with respect to the Debentures, at any time, the person or entity appointed by the Company and serving as the calculation agent with respect to the Debentures at such time. Unless the Company has validly redeemed all Outstanding Debentures on or before the First Reset Date, it will appoint a Calculation Agent with respect to the Debentures prior to the First Reset Date. The Company may terminate any such appointment as long as it appoints a successor agent at the time of termination. The Bank of New York Mellon Trust Company, N.A. will initially act as Calculation Agent and may subsequently appoint one of its affiliates as Calculation Agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Recitals.

“Debentures” has the meaning set forth in the Recitals.

“Debt Securities” has the meaning set forth in the Recitals.

“Depositary” has the meaning set forth in Section 2.5(d).

“Event of Default” has the meaning set forth in Section 2.10.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“First Reset Date” has the meaning specified in Section 2.6.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by the Calculation Agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period; provided, however, if this sentence is applicable with respect to the First Reset Date, the Five-Year Treasury Rate will be 4.031%.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”

“Global Debenture” has the meaning set forth in Section 2.5(a).

“Holder” means a Person in whose name a Debenture is registered.

“Indenture” has the meaning set forth in the Recitals.

“interest” when used with respect to the Debentures, includes interest accruing on the Debentures, interest on deferred interest payments, Additional Interest and other unpaid amounts and compounded interest, as applicable, without duplication.

“Interest Payment Date” has the meaning set forth in Section 2.6.

“Maturity Date” has the meaning set forth in Section 2.2.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended.

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects or is deemed to elect to defer interest pursuant to Section 2.7 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including Additional Interest) and all other accrued interest on the Debentures.

“Par Call Period” means each three-month period prior to, and including, each Reset Date.

“Parity Securities” shall have the meaning set forth in Section 4.1(b).

“Prospectus Supplement” means the prospectus dated March 15, 2023, as supplemented by a prospectus supplement dated February 24, 2026, pursuant to which the Debentures issued on the original issue date were offered to investors.

“Rating Agency Event” means an amendment, clarification, or change by any NRSRO in its criteria for awarding equity credit to securities such as the Debentures, which amendment, clarification, or change results in (i) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that NRSRO as compared to the length of time they would have been assigned that level of equity credit by such NRSRO or its predecessor on the original issue date of the Debentures or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that NRSRO as compared to the equity credit that such NRSRO or its predecessor assigned to the Debentures on the original issue date of the Debentures.

“Recitals” means the Recitals of the Company set forth in this Twelfth Supplemental Indenture.

“Regular Record Date” means, with respect to an Interest Payment Date, the March 1 or September 1, as the case may be, next preceding such Interest Payment Date, in each case whether or not a Business Day.

“Regulatory Capital Event” means the Company’s becoming subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Company as a result of being so subject set forth criteria pursuant to which the full principal amount of the Debentures would not qualify as capital under such capital adequacy guidelines, as the Company may determine at any time, in its sole discretion.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

“RGA Trust” means, individually or collectively, RGA Capital Trust III and RGA Capital Trust IV.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

(i) amendment to, or change in (including any promulgation, enactment, execution or modification of), the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

(ii) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (i) above, by any court, governmental agency or regulatory authority; or

(iii) threatened challenge asserted in writing in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted and effective or which pronouncement or decision is announced or which challenge is asserted or becomes publicly known on or after the original issue date of the Debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Calculation Agent in accordance with the following three paragraphs.

The Treasury Rate shall be determined by the Calculation Agent after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based on the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Calculation Agent shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Reference Date (as defined herein) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Reference Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company or its designee shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Reference Date, as applicable. If there is no United States Treasury security maturing on the Reference Date but there are two or more United States Treasury securities with a maturity date equally distant from the Reference Date, one with a maturity date preceding the Reference Date and one with a maturity date following the Reference Date, the Company or its designee shall select the United States Treasury security with a maturity date preceding the Reference Date. If there are two or more United States Treasury securities maturing on the Reference Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company or its designee shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The actions and determinations of the Calculation Agent or the Company (including the Company’s designee), as applicable, in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. Neither the Calculation Agent nor the Trustee shall be responsible for monitoring ratings or Rating Agency Events. The Trustee shall not be responsible for determining, calculating or verifying the Redemption Price or the Treasury Rate.

“Trustee” has the meaning set forth in the Recitals. “Twelfth Supplemental Indenture” has the meaning set forth in the Recitals.

“Variable Rate Junior Subordinated Debentures due 2065” means the Company’s 6.75% Junior Subordinated Debentures due 2065 issued pursuant to the Junior Subordinated Indenture, dated as of December 18, 2001, between the Company and the Trustee (as successor trustee to The Bank of New York), as supplemented and amended by the Second Supplemental Junior Subordinated Indenture, dated as of December 8, 2005, between the Company and the Trustee (as successor trustee to The Bank of New York).

ARTICLE II

TERMS AND CONDITIONS OF THE DEBENTURES

Pursuant to Section 3.1 of the Base Indenture, the Debentures are hereby established with the following terms and other provisions:

Section 2.1 Designation and Principal Amount

(a) There is hereby authorized a series of Debt Securities designated the “6.375% Fixed-Rate Reset Subordinated Debentures due 2056,” initially in the aggregate principal amount of Four Hundred Million and No/100ths Dollars ($400,000,000.00).

(b) Without the consent of the Holders of the Debentures, the Company may, from time to time, create and issue additional Debentures pursuant to the Indenture having the same terms and conditions as the Debentures issued under this Twelfth Supplemental Indenture in all respects, except for any difference in the issue date, the issue price and, if applicable, the initial interest accrual date and the first payment of interest thereon. Such additional Debentures issued after the date hereof will form a single series with all Outstanding Debentures issued under this Twelfth Supplemental Indenture, provided that if the additional Debentures are not fungible with the Outstanding Debentures issued under this Twelfth Supplemental Indenture for U.S. federal income tax purposes, such additional Debentures shall have a separate CUSIP number. Any additional Debentures, together with the Debentures issued under this Twelfth Supplemental Indenture, shall constitute a single series of Debt Securities under the Indenture and shall rank equally and ratably in right of payment with all Outstanding Debentures.

Section 2.2 Issue Date; Maturity Date

Subject to Section 2.1(b), the Debentures shall initially be issued as of the date hereof; the Stated Maturity of the Debentures shall be September 15, 2056 or if such date is not a Business Day, the next Business Day (the “Maturity Date”).

Section 2.3 Percentage of Principal Amount

Subject to Section 2.1(b), the Debentures will initially be issued at 100% of the principal amount.

Section 2.4 Place of Payment and Surrender for Registration of Transfer

(a) Payment of principal of (and premium, if any) and interest on Debentures shall be made, the transfer of Debentures will be registrable, and Debentures will be exchangeable for Debentures of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee.

(b) Payment of principal of (and premium, if any) and interest on Debentures issued in physical form shall be made, the transfer of Debentures will be registrable, and Debentures will be exchangeable for Debentures of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee. Payment of principal of (and premium, if any) and interest on Debentures issued as Global Debentures shall be payable by the Company through the Paying Agent to the Depositary (as hereinafter defined) in immediately available funds. At the Company’s option, interest on Debentures issued in physical form may be payable by (i) a U.S. Dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of a principal amount of Securities in excess of $5,000,000, wire transfer in immediately available funds, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

Section 2.5 Registered Securities; Form; Denominations; Depositary

(a) Subject to Section 2.1(b), the Debentures shall be issued in fully registered form, without coupons, as registered Debt Securities and shall initially be issued in the form of one or more permanent Global Notes (the “Global Debentures”), and with the legends contained in, the form of Exhibit A hereto.

(b) The Debentures shall not be issuable in bearer form. The terms and provisions contained in the form of Debenture shall constitute, and are hereby expressly made, a part of the Indenture and to the extent applicable, the Company, and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c) The denominations in which the Debentures shall be issuable is a minimum of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

(d) Initially, the depositary for the Debentures will be The Depository Trust Company (together with its successors and assigns, the “Depositary”). The Global Debentures will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Trustee.

Section 2.6 Rate of Interest; Interest Payment Date

Subject to applicable law and subject to any Optional Deferral Period, the Debentures will bear interest (i) from and including March 3, 2026, to, but excluding, September 15, 2036 (the “First Reset Date”) at the fixed rate of 6.375% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.344% to be reset on each Reset Date. Interest on the Debentures will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026 (each, an “Interest Payment Date”), to the record holders of the Debentures at the close of business on the immediately preceding March 1 or September 1, as applicable, whether or not a Business Day. However, interest that the Company pays on the maturity date or a date of redemption will be payable to the person to whom the principal will be payable. Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the maturity date or the date of redemption, as the case may be; subject to the Company’s right to defer payment of interest on the Debentures in accordance with Section 2.7. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Other than as set forth in the immediately preceding sentence, interest not paid on any payment date will accrue and compound semi-annually at a rate per year equal to the rate of interest on the Debentures until paid.

Section 2.7 Interest Deferral

(a) The Company shall have the option to defer interest payments on the Debentures as follows:

(i) So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right on one or more occasions, in the Company’s sole discretion, to defer the payment of interest on the Debentures for one or more Optional Deferral Periods of up to five consecutive years each, without giving rise to an Event of Default, provided that no Optional Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date of the Debentures or other redemption in full of the Debentures. Whether or not notice pursuant to Section 2.7(c) is given, if the Company shall fail to pay interest on the Debentures on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Additional Interest) on the Debentures, the Company shall have the right to elect to begin a new Optional Deferral Period pursuant to this Section 2.7.

(ii) During an Optional Deferral Period, interest (including Additional Interest) shall continue to accrue on the Debentures, and deferred interest payments shall accrue Additional Interest, at the then applicable interest rate on the Debentures, compounded semi-annually, as of each Interest Payment Date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Debentures until the end of the Optional Deferral Period except upon an acceleration or redemption of the Debentures during such Optional Deferral Period.

(iii) At the end of five years following the commencement of an Optional Deferral Period, the Company must pay all accrued and unpaid deferred interest, including compounded interest (if any), and the Company’s failure to pay all accrued and unpaid deferred interest, including compounded interest (if any), for a period of 30 days after the conclusion of such five-year period will result in an Event of Default giving rise to a right of acceleration pursuant to Section 2.10 hereof.

(iv) The Company shall pay all deferred interest, including Additional Interest, in accordance with the provisions of Section 3.7 of the Base Indenture applicable to Defaulted Interest.

(b) On the Maturity Date or if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded, the Company shall pay all accrued and unpaid interest, including deferred interest (including Additional Interest), from any available funds. On any Interest Payment Date the Company may pay any accrued and unpaid interest from any available funds.

(c) The Company shall provide written notice to the Trustee and the Holders of the Debentures of its election to commence or continue any Optional Deferral Period at least one Business Day and not more than 60 Business Days prior to the applicable Interest Payment Date (subject to the applicable procedures of the Depositary). Notice of the Company’s election of an Optional Deferral Period shall be given to the Trustee and each Holder of Debentures at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid, or in the case of Global Debentures, by transmission to the Depositary. Notwithstanding the foregoing, the failure of the Company to provide notice in accordance with this Section 2.7(c) of its election to commence or continue any Optional Deferral Period, including any deemed election as provided in Section 2.7(a)(i), shall not affect the validity of such deferral hereunder and shall not constitute an Event of Default.

Section 2.8 Optional Redemption

The Debentures shall be redeemable in accordance with Article XII of the Base Indenture, except to the extent otherwise provided in this Twelfth Supplemental Indenture.

(a) The Company may redeem the Debentures:

(i) in whole at any time or in part from time to time during a Par Call Period, at a Redemption Price equal to 100% of the principal amount of the Debentures being redeemed, plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date;

(ii) in whole at any time or in part from time to time on any date that is not within a Par Call Period, at a Redemption Price equal to the greater of (x) 100% of the principal amount of the Debentures being redeemed and (y) the sum of the present values of the remaining scheduled payments of principal of and interest on the Debentures being redeemed discounted to the Redemption Date (assuming the Debentures matured on the next following Reset Date (the “Reference Date”)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus forty (40) basis points, less interest accrued to the Redemption Date; plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date;

(iii) in whole, but not in part, at any time within 90 days of the occurrence of a Tax Event, at a Redemption Price equal to 100% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date;

(iv) in whole, but not in part, at any time within 90 days of the occurrence of a Regulatory Capital Event, at a Redemption Price equal to 100% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date; or

(v) in whole, but not in part, at any time within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the Redemption Date;

provided that no partial redemption pursuant to Section 2.8(a)(i) or Section 2.8(a)(ii) shall be effected (x) unless at least $25 million aggregate principal amount of the Debentures shall remain Outstanding after giving effect to such redemption, (y) if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded or (z) unless all accrued and unpaid interest, including deferred interest (and any Additional Interest thereon), shall have been paid in full on all Outstanding Debentures for all Interest Payment Dates occurring on or before the Redemption Date.

(b) The redemption provisions of Article XII of the Base Indenture shall apply to the Debentures, provided that the Debentures shall be subject to partial redemption only in the amount of $2,000 and integral multiples of $1,000 in excess thereof and so long as the Debentures are in the form of Global Debentures, if less than all of the Debentures are to be redeemed, the particular Debentures to be redeemed will be determined by the Depositary in accordance with its applicable procedures. If the Company gives a notice of redemption in respect of any Debentures, then prior to the Redemption Date, the Company will:

(i) irrevocably deposit with the Trustee or a Paying Agent for the Debentures funds sufficient to pay the applicable Redemption Price of, and (except if the Redemption Date is an Interest Payment Date) accrued interest on, the Debentures to be redeemed; and

(ii) give the Trustee or such Paying Agent, as applicable, irrevocable instructions and authority to pay the Redemption Price to the Holders of the Debentures upon surrender of the Global Debenture (subject to the applicable procedures of the Depositary) or such other certificates as the Company may have issued evidencing the Debentures.

(c) Notwithstanding the above, interest payable on or prior to the Redemption Date for any Debentures called for redemption will be payable to the Holders of the Debentures on the relevant Regular Record Dates for the related Interest Payment Dates. Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the Holders of the Debentures so called for redemption will cease, except the right of the Holders of the Debentures to receive the Redemption Price and any interest payable in respect of the Debentures on or prior to the Redemption Date and the Debentures will cease to be Outstanding.

(d) The Company shall give the Trustee prompt notice of the determination of any Redemption Price provided for in Section 2.8(a) and the Trustee shall have no responsibility for determining such Redemption Price.

Section 2.9 No Sinking Fund

The Debentures shall not be subject to a sinking fund provision. The provisions contained in Article XIII of the Base Indenture shall not apply to the Debentures.

Section 2.10 Events of Default

Solely for purposes of the Debentures, Section 5.1 of the Base Indenture shall be deleted and replaced by the following:

Section 5.1. Events of Default.

“Event of Default” wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of interest in full, including Additional Interest, on any Debenture for a period of 30 days after the conclusion of a five-year period following the commencement of any Optional Deferral Period or on the Maturity Date;

(2) failure to pay principal of or premium, if any, on any Debenture on the Maturity Date or upon redemption;

(3) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(4) the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

The Events of Default set forth in this Section 2.10 are expressly being included solely to be applicable to the Debentures specified in this Twelfth Supplemental Indenture.

If an Event of Default under the Indenture arising from a default in the payment of interest, principal or premium has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debentures will have the right to declare the principal of and accrued but unpaid interest on the Debentures to be due and payable immediately, pursuant to Section 5.2 of the Base Indenture. If an Event of Default under the Indenture arising from an Event of Default set forth in clause (3) or (4) of the definition of Event of Default above has occurred, the principal of and accrued but unpaid interest on the Debentures will automatically, and without any declaration or other action on the part of the Trustee or any Holder of Debentures, become immediately due and payable. In case of any default that is not an Event of Default, there is no right to declare the principal amount of and accrued but unpaid interest on the Debentures due and payable immediately.

Section 2.11 Paying Agent; Security Registrar

Initially, the Trustee shall act as Paying Agent and Security Registrar. If the Debentures are issued in definitive form, the Corporate Trust Office of the Trustee shall be the office or agency of the Paying Agent and the Security Registrar for the Debentures.

Section 2.12 Defeasance

The defeasance provisions of Article XIV of the Base Indenture shall apply to the Debentures.

Section 2.13 No Conversion

The Debentures will not be convertible into or exchangeable for shares of Common Stock, authorized preferred stock or any other securities. The provisions contained in Article XV of the Base Indenture shall not apply to the Debentures.

Section 2.14 CUSIP Numbers

The Company in issuing the Debentures may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Debentures, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.15 Definitive Form of Debentures

The Debentures will be issued in definitive form only under the limited circumstances set forth in Section 3.4 of the Base Indenture.

Section 2.16 Company Reports

The provisions of Section 7.4 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders, to the extent such provisions are mandated by the Trust Indenture Act, shall apply to the Debentures.

Section 2.17 Supplemental Indentures with Consent of Holders

With the consent of the Holders of not less than a majority in principal amount of the Debentures, the Company and the Trustee may enter into one or more indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture of the Debentures; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Debenture affected thereby:

(a) conflict with the required provisions of the Trust Indenture Act;

(b) change the stated maturity of the principal of, or installment of interest, if any, on the Debentures;

(c) reduce the principal amount on the Debentures or the interest thereon or any premium payable upon redemption of the Debentures; provided, however, that a requirement to offer to repurchase the Debentures will not be deemed a redemption for this purpose;

(d) change the currency or currencies in which the principal of, and premium, if any, or interest on the Debentures is denominated or payable;

(e) impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof, or, in the case of redemption, on or after the redemption date;

(f) reduce the requirement for majority approval of supplemental indentures, or for waiver of compliance with certain provisions of the Indenture or certain defaults; or

(g) modify any provisions of the Indenture relating to waiver of past defaults with respect to the Debentures, except to increase any such percentage in principal amount of Holders required under any such provision or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of the Debentures affected thereby.

It is not necessary for Holders of the Debentures to approve the particular form of any proposed supplemental indenture, but it is sufficient if the Holders approve the substance thereof.

Section 2.18 Supplemental Indentures without Consent of Holders

Without the consent of any Holders, the Company and the Trustee for the Debt Securities of any series, at any time and from time to time, may enter into one or more indentures supplemental hereto, for any of the following purposes:

(a) to evidence the succession of another corporation to the Company’s rights and the assumption by such successor of the covenants contained in the Indenture and in the Debentures;

(b) to add to the Company’s covenants for the benefit of the Holders of the Debentures, or to surrender any of the Company’s rights or powers conferred upon us in the Indenture;

(c) to add any additional events of default;

(d) to provide security for or for guarantees of the Debentures;

(e) to supplement any of the provisions to permit or facilitate the defeasance and discharge of the Debentures in accordance with the Indenture;

(f) to provide for the acceptance of the appointment of a successor trustee for the Debentures or to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(g) to cure any ambiguity, to correct or supplement any provision of the Indenture that may be defective or inconsistent with any other provision, to conform the terms of the Indenture that are applicable to the Debentures to the “Description of the debentures” in the Prospectus Supplement, to eliminate any conflict with the Trust Indenture Act of 1939 or to make any other provisions with respect to matters or questions arising under the Indenture that are not inconsistent with any provision of the Indenture, as long as the additional provisions do not adversely affect the interests of the Holders in any material respect;

(h) to comply with the requirements of any securities depositary;

(i) to change the conversion rights, if any; and

(j) to make any change that does not adversely affect in any material respect the rights of the Holders of the Debentures.

ARTICLE III

SUBORDINATION

Section 3.1 Agreement to Subordinate

The Company agrees, and each Holder by accepting any Debentures agrees, that the indebtedness evidenced by the Debentures is subordinated in right of payment, to the extent and in the manner provided in this Article III, to the prior payment in full of all Senior Indebtedness, and that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness, without any act or notice of acceptance hereof or reliance hereon.

Section 3.2 Certain Definitions

The following definitions shall apply to this Article:

“Senior Indebtedness” means the principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date hereof (i) all of the Company’s obligations for money borrowed, including borrowings under our revolving credit facility (other than obligations relating to the Debentures and obligations relating to the 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056, the 7.125% Fixed-Rate Reset Subordinated Debentures due 2052, the 6.650% Fixed-Rate Reset Subordinated Debentures due 2055, and the Variable Rate Junior Subordinated Debentures due 2065); (ii) all of the Company’s obligations evidenced by notes, debentures, bonds or other similar instruments (other than obligations relating to the Debentures and obligations relating to the 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056, 7.125% Fixed-Rate Reset Subordinated Debentures due 2052, the 6.650% Fixed-Rate Reset Subordinated Debentures due 2055, and the Variable Rate Junior Subordinated Debentures due 2065), including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by the Company to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for the Company, in connection with the issuance of securities by such vehicles; (iii) all of the Company’s obligations under leases required or permitted to be capitalized under generally accepted accounting principles; (iv) all of the Company’s reimbursement obligations with respect to letters of credit, credit facilities, bankers’ acceptances or similar facilities issued for the account of the Company; (v) all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its Subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes (including trade accounts payable or accrued liabilities arising in the ordinary course of business); (vi) all of the Company’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Company; (vii) all obligations of the types referred to in the preceding clauses of another Person and all dividends of another Person the payment of which, in either case, the Company has assumed or guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; (viii) all compensation, reimbursement and indemnification obligations of the Company to the Trustee pursuant to the Indenture; and (ix) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness. Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of this Article III irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (a) any indebtedness that by its terms expressly provides that it is subordinated, or not senior in right of payment to the Debentures, (b) any indebtedness that by its terms expressly provides that it will rank equal in right of payment with the Debentures, (c) obligations of the Company owed to its Subsidiaries, (d) the 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056, which 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056 will rank equal in right of payment with the Debentures, (e) the 7.125% Fixed-Rate Reset Subordinated Debentures due 2052, which 7.125% Fixed-Rate Reset Subordinated Debentures due 2052 will rank equal in right of payment with the Debentures, (f) the 6.650% Fixed-Rate Reset Subordinated Debentures due 2055, which 6.650% Fixed-Rate Reset Subordinated Debentures due 2055 will rank equal in right of payment with the Debentures or (g) the Variable Rate Junior Subordinated Debentures due 2065, which Variable Rate Junior Subordinated Debentures due 2065 will be subordinated to the Debentures, subject, in any such case, to Section 2.7 and Section 4.1 hereof.

Section 3.3 Liquidation; Dissolution; Bankruptcy; Etc.

In the event of:

(1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;

(2) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

(3) any assignment by the Company for the benefit of creditors; or

(4) any other marshalling of the assets of the Company,

all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Debentures. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of this Twelfth Supplemental Indenture with respect to the indebtedness evidenced by the Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), that would otherwise (but for the provisions of this Article III) be payable or deliverable in respect of the Debentures (including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Debentures) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full.

Section 3.4 Default on Senior Indebtedness

If (i) the Company defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Debentures cease) is given to the Company by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Debentures or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Debentures.

Section 3.5 When Distribution Must be Paid Over

If a distribution is made to the Trustee or any Holder at a time when a Responsible Officer of the Trustee has received written notice that, or solely with respect to a Holder, such Holder has actual knowledge that because of this Article III such distribution should not have been made to it, the Trustee or such Holder who receives the distribution shall hold it in trust for the benefit of, and, upon written request, shall pay it over to the holders of Senior Indebtedness, or their agents or representatives or trustee under the Indenture, as their interests may appear, or transfer the payments or distributions to the receiver, bankruptcy or liquidating trustee or other person distributing the Company’s assets for application to or payment of all principal, premium, if any, and interest then payable with respect to any Senior Indebtedness.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article III, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Twelfth Supplemental Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other person money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article III, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 3.6 Notice by Company

The Company shall promptly notify in writing the Trustee and any Paying Agent of any facts known to the Company that would cause a payment with respect to the Debentures to violate this Article III, but failure to give such notice shall not affect the subordination of the Debentures to the Senior Indebtedness provided in this Article III.

Section 3.7 Subrogation

Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. After all Senior Indebtedness is paid in full and until the Debentures are paid in full, Holders shall be subrogated (equally and ratably with all other indebtedness as to which the right to receive payment is pari passu with the Debentures) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness, and such payments or distributions received by any Holder of Debentures, by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and the Holders of Debentures, on the other, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of Debentures.

If such events of bankruptcy, insolvency or receivership occur, after the Company has paid in full all amounts owed on Senior Indebtedness, the Holders of Debentures together with the holders of any of the Company’s other obligations that rank equally with the Debentures will be entitled to receive from the Company’s remaining assets any principal, premium or interest due at that time on the Debentures and such other obligations before the Company shall make any payment or other distribution on account of any of the Company’s capital stock or obligations ranking junior to the Debentures.

Section 3.8 Relative Rights

This Article III defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Twelfth Supplemental Indenture shall:

(1) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Debentures in accordance with their terms;

(2) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Indebtedness; or

(3) prevent the Trustee or any Holder from exercising its available remedies upon a default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

If the Company fails because of this Article III to pay principal of or interest on Debentures on the due date, the failure is still a default or Event of Default.

Section 3.9 Subordination May Not be Impaired by Company

No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the Debentures by any act or failure to act on the part of the Company.

Section 3.10 Distribution

Upon any payment or distribution of assets of the Company referred to in this Article III, the Trustee and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the liquidating trustee or agent or other person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article III.

Section 3.11 Rights of Trustee and Paying Agent

Notwithstanding the provisions of this Article III or any other provision of this Twelfth Supplemental Indenture, neither the Trustee nor any Paying Agent shall be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution to or by the Trustee or such Paying Agent in respect of the Debentures, or the taking of any action by the Trustee or such Paying Agent, and the Trustee or such Paying Agent may continue to make payments on the Debentures unless, in the case of the Trustee, and in the case of such Paying Agent as long as the Trustee is such Paying Agent, a Responsible Officer shall have received at the Corporate Trust Office of the Trustee, and in the case of a Paying Agent other than the Trustee, it shall have received, in each case at least two Business Days prior to the date of such payment, written notice of facts from the Company or a holder of Senior Indebtedness that would cause any such payment with respect to the Debentures to violate this Article III and, prior to the receipt of any such written notice, the Trustee or the Paying Agent, as the case may be, shall be entitled in all respects to assume that no such facts exist. The Trustee or any Paying Agent, as applicable, shall promptly provide a copy of such notice to the Holders. Nothing in this Article III shall limit the right of the holders of Senior Indebtedness to recover payments as contemplated elsewhere in this Article III or impair the claims of, or payments to, the Trustee under or pursuant to Section 6.7 of the Base Indenture.

The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee subject to Trust Indenture Act Sections 310(b) and 311. Any Paying Agent may do the same.

Subject to the provisions of Section 6.1 of the Base Indenture, the Trustee or the Paying Agent, as the case may be, shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Indebtedness (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee or agent on behalf of any such holder). In the event that the Trustee or the Paying Agent determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article III, the Trustee or the Paying Agent may request such person to furnish evidence to the reasonable satisfaction of the Trustee or the Paying Agent as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article III, and if such evidence is not furnished, the Trustee or the Paying Agent may defer any payment that it may be required to make for the benefit of such person pursuant to the terms of this Twelfth Supplemental Indenture pending judicial determination as to the rights of such person to receive such payment.

Section 3.12 Authorization to Effect Subordination

Each Holder of Debentures by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article III, and appoints the Trustee his attorney-in-fact for any and all such purposes.

ARTICLE IV

COVENANTS

Article XI of the Base Indenture is hereby supplemented by the following additional covenant of the Company:

Section 4.1 Dividend and Other Payment Stoppages

After the commencement of an Optional Deferral Period until the Company has paid all accrued and unpaid interest on the Debentures, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company other than:

(i) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, agents, directors or consultants or under any dividend reinvestment plan or shareholder purchase plan;

(ii) purchases, redemptions or other acquisitions of shares of the Company’s capital stock pursuant to a contractually binding requirement entered into prior to the beginning of such Optional Deferral Period, including under a contractually binding stock repurchase plan;

(iii) as a result of any reclassification of any class or series of the Company’s capital stock, or the exchange, redemption or conversion of any class or series of the Company’s capital stock for any class or series of the Company’s capital stock;

(iv) any purchase of, or payment of cash in lieu of, fractional interests in shares of the Company’s capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

(v) acquisitions of the Company’s capital stock in connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

(vi) dividends or distributions payable solely in the Company’s capital stock, or options, warrants or rights to subscribe for or acquire the Company’s capital stock, or repurchases or redemptions of the Company’s capital stock made solely from the issuance or exchange of such capital stock or stock that ranks equally with or junior to such capital stock; or

(vii) the distribution, declaration, redemption or repurchase of rights in accordance with any shareholders’ rights plan or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or

(b) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities or guarantees that rank equal in right of payment with the Debentures (“Parity Securities”) or junior to the Debentures other than (i) any exchange, redemption or conversion of the Company’s indebtedness for any class or series of the Company’s capital stock, (ii) any payments under the Company’s guarantee of the preferred securities of any RGA Trust; (iii) any payment on Parity Securities necessary to avoid a breach of the instrument governing such Parity Securities; and (iv) any payment, repurchase or redemption in respect of Parity Securities made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Securities, on the one hand, and (2) accrued and unpaid amounts on the Debentures, on the other hand.

For the avoidance of doubt, no terms of the Debentures will restrict in any manner the ability of any of the Company’s Subsidiaries to pay dividends or make any distributions to the Company or to any of the Company’s other Subsidiaries.

ARTICLE V

ORIGINAL ISSUE DISCOUNT

Section 5.1 Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the Debentures, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) by January 31 of the following calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on the Outstanding Debentures as of the end of such calendar year and (b) such other specific information relating to such original issue discount as may then be relevant under the Code.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Ratification, Extension and Renewal of Indenture

The Base Indenture, as supplemented and amended by this Twelfth Supplemental Indenture, is ratified, confirmed, extended and renewed, and this Twelfth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. If any provision of this Twelfth Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this Twelfth Supplemental Indenture shall control. This Twelfth Supplemental Indenture shall only apply to the Debentures and shall not apply to any other Debt Securities of any other series issued under the Base Indenture (unless otherwise specified pursuant to Section 3.1 of the Base Indenture for Debt Securities of any such series).

Section 6.2 Trustee Not Responsible for Recitals

The Recitals are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Twelfth Supplemental Indenture or the Debentures. The Trustee shall not be accountable for the use or application by the Company of the Debentures or the proceeds thereof.

Section 6.3 Tax Treatment

The Company agrees, and by acceptance of a Debenture or a beneficial interest in a Debenture each Holder of a Debenture and any Person acquiring a beneficial interest in a Debenture will be deemed to have agreed, in each case, that such Person intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for U.S. federal income tax purposes.

Section 6.4 Governing Law

This Twelfth Supplemental Indenture and the Debentures shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.5 Severability

In case any one or more of the provisions contained in this Twelfth Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Twelfth Supplemental Indenture or of the Debentures, but this Twelfth Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 6.6 Counterparts

This Twelfth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 6.7 Successors and Assigns

All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

Section 6.8 FATCA Withholding

In order to comply with the applicable reporting requirements of FATCA, the Company agrees (i) to provide to the Trustee tax information about Holders or the transactions contemplated hereby (including any modification to the terms of such transactions), to the extent such information is directly available to the Company, so that the Trustee can determine whether it has tax-related obligations under FATCA and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Debentures to the extent necessary to comply with FATCA. For the purposes of this Section 6.8, “FATCA” shall include any amendments made to FATCA after the date of this Twelfth Supplemental Indenture.

Section 6.9 Electronic Signatures

The words “execution,” “signed,” “signature,” and words of like import in this Twelfth Supplemental Indenture shall include images of manually executed signatures transmitted by email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”, but excluding facsimile) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Twelfth Supplemental Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Company Order, Opinion of Counsel, Debentures, certificate of authentication appearing on or attached to any Debentures, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to the Base Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 3.3 or elsewhere in the Base Indenture to the execution, attestation or authentication of any Debentures or any certificate of authentication appearing on or attached to any Debentures by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in Section 3.3 or elsewhere in the Base Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Debentures.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed as of the day and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Jeffrey A. Boyer
Jeffrey A. Boyer
Senior Vice President, Global Treasurer

Attest:

/s/ John W. Hayden
John W. Hayden
Executive Vice President, Controller

Seal

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melissa Mattews
Name: Melissa Mattews
Title: Agent

Twelfth Supplemental Indenture

EXHIBIT A

FORM OF DEBENTURE

[FACE OF DEBENTURE]

[THIS DEBENTURE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS DEBENTURE IS EXCHANGED IN WHOLE OR IN PART FOR DEBENTURES IN DEFINITIVE FORM. UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO REINSURANCE GROUP OF AMERICA, INCORPORATED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] *

REINSURANCE GROUP OF AMERICA, INCORPORATED

6.375% Fixed-Rate Reset Subordinated Debentures due 2056

Certificate No.: R-_______	$__________
CUSIP No.: 759351 AV1

This Debenture is one of a duly authorized series of Debt Securities of REINSURANCE GROUP OF AMERICA, INCORPORATED (the “Debentures”), all issued under and pursuant to an Indenture, dated as of August 21, 2012, duly executed and delivered by REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Twelfth Supplemental Indenture thereto, dated as of March 3, 2026, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. By the terms of the Indenture, the Debt Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

*	Insert if Debentures are in global form.

The Company, for value received, hereby promises to pay to [Cede & Co.]*, or registered assigns, the principal sum of __________ ($__________) [(as increased or decreased on the attached Schedule of Increases and Decreases)]* on September 15, 2056, or if such date is not a Business Day, the following Business Day (the “Maturity Date”).

The Company further promises to pay interest on said principal sum (i) from and including March 3, 2026, to, but excluding, September 15, 2036 (the “First Reset Date”), at the fixed rate of 6.375% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.344% to be reset on each Reset Date. Interest on the Debentures will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026 (each, an “Interest Payment Date”), to the record holders of the Debentures at the close of business on the immediately preceding March 1 or September 1, as applicable, whether or not a Business Day. However, interest that the Company pays on the maturity date or a date of redemption will be payable to the person to whom the principal will be payable. Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the maturity date or Redemption Date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Interest not paid on any payment date will accrue and compound semi-annually at a rate per year equal to the rate of interest on the Debentures until paid.

As provided in the Indenture, so long as no Event of Default has occurred and is continuing, the Company shall have the right on one or more occasions, in the Company’s sole discretion, to defer the payment of interest for one or more Optional Deferral Periods of up to five consecutive years each, without giving rise to an Event of Default, provided that no Optional Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date hereof or other redemption in full hereof. Whether or not notice pursuant to the Indenture is given, if the Company shall fail to pay interest hereon on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Additional Interest) hereon, the Company shall have the right to elect to begin a new Optional Deferral Period as provided in the Indenture.

*	Insert if Debentures are in global form.

Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:
[Name]
[Title]

Attest:
[Name]
[Title]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 6.375% Fixed-Rate Reset Subordinated Debentures due 2056 issued under the within mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: ___________________

[REVERSE OF DEBENTURE]

REINSURANCE GROUP OF AMERICA, INCORPORATED

6.375% Fixed-Rate Reset Subordinated Debentures due 2056

To the extent that any rights or other provisions of this Debenture differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Principal and Interest.

Subject to Section 2.6 and 2.7 of the Twelfth Supplemental Indenture, dated as of March 3, 2026, between Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (the “Twelfth Supplemental Indenture”), the Company promises to pay interest on the principal amount of the Debenture (i) from and including the date of original issue to, but excluding, the First Reset Date at the fixed rate of 6.375% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.344% to be reset on each Reset Date. Interest on the Debentures will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026, to the record holders of the Debentures at the close of business on the immediately preceding March 1 or September 1, as applicable, whether or not a Business Day. However, interest that the Company pays on the maturity date or a date of redemption will be payable to the person to whom the principal will be payable. Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the maturity date or Redemption Date, as the case may be; subject to the Company’s right to defer payment of interest on the Debentures in accordance with Section 2.7 of the Twelfth Supplemental Indenture. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Interest not paid on any payment date will accrue and compound semi-annually at a rate per year equal to the rate of interest on the Debentures until paid.

2.	Ranking.

The indebtedness evidenced by this Debenture is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Debenture is issued subject to such subordination provisions of the Indenture. Each Holder of this Debenture by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes. Each Holder hereof, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

3.	Method of Payment.

Interest on any Debenture that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Debenture (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for the payment of such interest. In the event that any date on which interest is payable on the Debentures is not a Business Day, interest payable on such Interest Payment Date shall be paid on the next succeeding day that is a Business Day, and no interest will accrue as a result of any such postponement.

4.	Paying Agent and Security Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder. The Company or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

5.	Indenture.

This Debenture is one of a duly authorized series of the 6.375% Fixed-Rate Reset Subordinated Debentures due 2056 (the “Debentures”) of the Company, and issued under an Indenture, dated as of August 21, 2012 (the “Base Indenture”), as supplemented by the Twelfth Supplemental Indenture (the Twelfth Supplemental Indenture together with the Base Indenture, the “Indenture”), in each case, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of this Debenture include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). This Debenture is subject to all such terms, and by acceptance hereof, Holders agree to be bound by all of such terms, as the same may be amended from time to time. Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Debenture and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated. This Debenture is one of the series designated on the face hereof, initially limited in aggregate principal amount to $400,000,000.00.

6.	Optional Right of Redemption.

(a) This Debenture shall be redeemable at the option of the Company in accordance with the terms of the Indenture. In particular, this Debenture is redeemable:

(i) in whole or in part during any Par Call Period;

(ii) in whole or in part on any date that is not within a Par Call Period;

(iii) in whole, but not in part, at any time within 90 days after the occurrence of a Tax Event;

(iv) in whole, but not in part, at any time within 90 days after the occurrence of a Regulatory Capital Event; or

(v) in whole, but not in part, at any time within 90 days after the occurrence of a Rating Agency Event;

in each case at the redemption prices set forth in Section 2.8(a) of the Twelfth Supplemental Indenture, provided that no partial redemption pursuant to Section 2.8(a)(i) or Section 2.8(a)(ii) of the Twelfth Supplemental Indenture shall be effected (x) unless at least $25 million aggregate principal amount of the Debentures shall remain Outstanding after giving effect to such redemption, (y) if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded or (z) unless all accrued and unpaid interest, including deferred interest (and any Additional Interest thereon), shall have been paid in full on all Outstanding Debentures for all Interest Payment Dates occurring on or before the Redemption Date.

(b) The redemption provisions of Article XII of the Base Indenture shall apply to the Debentures, provided that the Debentures shall be subject to partial redemption only in the amount of $2,000 and integral multiples of $1,000 in excess thereof.

(c) Pursuant to Article XII of the Base Indenture, notice of any redemption will be given at least 10 days but not more than 60 days before the date of redemption to each Holder of the Debentures to be redeemed at its registered address or sent electronically in the case of global certificates, with a copy to the Trustee.

7.	No Sinking Fund.

The Debentures will not be subject to a sinking fund provision.

8.	Defaults and Remedies.

The Indenture provides that an Event of Default with respect to the Debentures occurs upon the occurrence of specified events. If an Event of Default shall occur and be continuing, the principal of all of the Debentures may become or be declared due and payable, in the manner, with the effect provided in the Indenture.

9.	Amendment; Supplement; Waiver.

The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article X of the Base Indenture, as amended by Sections 2.17 and 2.18 of the Twelfth Supplemental Indenture.

10.	Restrictive Covenants.

The Indenture imposes certain limitations on the Company after the commencement of an Optional Deferral Period until the Company has paid all accrued and unpaid interest on the Debentures. The limitations are subject to a number of important qualifications and exceptions.

11.	Denomination; Transfer; Exchange.

The Debentures of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount at maturity of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

12.	Persons Deemed Owners.

The registered Holder of this Debenture shall be treated as its owner for all purposes.

13.	Tax Treatment.

The Company agrees, and by acceptance of a Debenture or a beneficial interest in a Debenture each Holder of a Debenture and any Person acquiring a beneficial interest in a Debenture will be deemed to have agreed, in each case, that such Person intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for U.S. federal income tax purposes.

14.	Defeasance.

Subject to certain conditions contained in the Indenture, at any time some or all of the Company’s obligations under the Debentures and the Indenture may be discharged if the Company deposits with the Trustee money and/or U.S. Government Obligations sufficient to pay the principal of and interest on the Debentures to Stated Maturity.

15.	No Recourse Against Others.

No recourse shall be had for the payment of the principal of or the interest on this Debenture, or any part hereof or of the indebtedness represented hereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company (or any incorporator, shareholder, officer or director of any predecessor or successor corporation), either directly or through the Company (or of any predecessor or successor corporation), whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released; provided, however, that nothing herein shall be taken to prevent recourse to and the enforcement of the liability, if any, of any shareholder or subscriber to capital stock upon or in respect of the shares of capital stock not fully paid.

16.	CUSIP Numbers.

The Company may cause CUSIP numbers to be printed on the Debentures as a convenience to Holders. No representation is made as to the accuracy of such numbers, and reliance may be placed only on the other identification numbers printed hereon.

17.	Authentication.

This Debenture shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Debenture.

18.	Governing Law.

The Indenture and this Debenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL DEBENTURE*

The initial aggregate principal amount of the Debentures is $________. The following increases or decreases in this Global Debenture have been made:

Date of Exchange	Amount of decrease in Principal Amount of Debentures evidenced by this Global Debenture	Amount of increase in Principal Amount of Debentures evidenced by this Global Debenture	Principal Amount of Debentures evidenced by this Global Debenture following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

*	Insert if Debentures are in global form.